GANNETT SUPPLEMENTAL RETIREMENT PLAN

Restatement dated February 1, 2003
(Reflecting all amendments through December 3, 2002)

ARTICLE ONE

Definitions

1.1	“Plan” means this Gannett Supplemental Retirement Plan.

1.2	“Funded Plan” means the Gannett Retirement Plan as it may pertain to a particular Employee.

1.3	“Company” means Gannett Co., Inc. or any successor to its business and/or assets which assumes the Plan by operation of law or otherwise.

1.4	“Board” means the Board of Directors of the Company.

1.5	“Committee” means the Gannett Benefit Plans Committee.

1.6	“Effective Date” means January 1, 1978. The effective date of this restatement is February 1, 2003.

1.7	“Employee” means any employee of the Company who (1) is paid through the Company’s headquarters payroll system, operating as of the date of this restatement in Arlington, Virginia (“Corporate Payroll”), (2) is within “a select group of management or highly compensated employees” as this term is used in Title I of ERISA and (3) is designated by the Company’s Benefit Plans Committee as being an eligible participant in the Plan and listed on Appendix A, B or C.

1.8	“Monthly Benefit” means:

•	for an Employee who began participating in the Plan on or before January 1, 1998 and who is listed in Appendix A, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•	for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix A, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula under Article VI or Article VIA, whichever is used to calculate the Employee’s benefit under the Funded Plan, but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•	for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix B, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•	for an Employee who formerly participated in the Central Newspapers, Inc. Retirement Plan (the “CNI Plan”) and who is listed in Appendix C, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the pension equity formula applicable to such Employee under the Funded Plan, but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account salary and bonuses deferred under the Gannett Co., Inc. Deferred Compensation Plan. Notwithstanding the foregoing, if the Employee’s benefit under the Funded Plan is calculated using a grandfathered CNI Plan pension formula set forth in the Appendix to the Funded Plan, the Employee’s “Monthly Benefit” under this Plan will be calculated in accordance with Exhibit A.

Notwithstanding the foregoing, prior to a Change in Control, for purposes of calculating a particular Employee’s Monthly Benefit, the Board, or a committee of the Board acting on its behalf, may adjust an Employee’s earnings, years of service or other factor used in calculating the Employee’s Monthly Benefit in any manner the Board or such committee deems appropriate, provided such adjustment is memorialized in writing and provided that in no event will any such adjustment result in a reduction of the benefit accrued by the Employee as of the date the adjustment is made. The Board, or a committee of the Board acting on its behalf, may make such adjustment solely for a specified Employee or group of Employees and without regard to how other Employees are treated. No adjustments may be made pursuant to this provision following a Change in Control.

1.9	“Normal Retirement Date” and “Early Retirement Date” mean the relevant dates in the Funded Plan as they apply to a particular Employee.

1.10	“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

1.11	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

1.12	A “Change in Control” means the first to occur of the following:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with clauses (x), (y) and (z) of subparagraph (iii) below;

(ii)	individuals who, as of January 1, 2003, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than

50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Employee who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan for purposes of accelerating such Employee’s vesting under this Plan.

1.13	“Cause” means:

(i)	any material misappropriation of funds or property of the Company or its affiliate by the Employee;

(ii)	unreasonable and persistent neglect or refusal by the Employee to perform his or her duties which is demonstrably willful and deliberate on the Employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(iii)	conviction of the Employee of a felony involving moral turpitude.

Notwithstanding the foregoing, an Employee shall not be deemed to have been terminated for Cause after a Change in Control unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

1.14	“Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Employee’s express written consent, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination given in respect thereof:

(i)	the assignment to the Employee of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority or responsibilities immediately prior to the Change in Control, or any other diminution in such position, authority or responsibilities, (whether or not occurring solely as a result of the Company becoming a subsidiary or a division of another entity or ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company or its affiliate promptly after receipt of notice thereof given by the Employee;

(ii)	a reduction by the Company or its affiliate in the Employee’s compensation and/or other benefits or perquisites as in effect on the date immediately prior to the Change in Control;

(iii)	the relocation of the Employee’s office from the location at which the Employee is principally employed immediately prior to the date of the Change in Control to a location 20 or more miles farther from the Employee’s residence immediately prior to the Change in Control, or the Company’s requiring the Employee to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change in Control;

(iv)	the failure by the Company or its affiliate to pay to the Employee any portion of the Employee’s compensation or to pay to the Employee any deferred compensation due under any deferred compensation or similar program of the Company or its affiliate within seven days of the date such payment is due;

(v)	the failure by the Company or its affiliate to continue in effect this Plan or any other compensation, benefit or perquisite plan or policy in which the

Employee participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or policy) has been made with respect to such plan or policy, or the failure by the Company or its affiliate to continue the Employee’s participation therein (or in such substitute or alternative plan or policy), in each case, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as existed at the time of the Change in Control;

(vi)	(A) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan, as required by Section 8.3, or (B) if the business of the Company for which the Employee’s services are principally performed is sold at any time within 24 months after a Change in Control, the purchaser shall fail to provide the Employee with the same or a comparable position, duties, salary, bonus, benefits and perquisites as provided to the Employee by the Company immediately prior to the Change in Control;

(vii)	any refusal by the Company (or its affiliate) to continue to allow the Employee to attend to matters or engage in activities not directly related to the business of the Company that, prior to the Change in Control, the Employee was permitted to attend to or engage in; or

(viii)	any purported termination of the Employee’s employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan.

For purposes of this definition, and notwithstanding any provision of the Plan to the contrary, any good faith determination of “Good Reason” made by the Employee shall be conclusive.

An Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

1.15	“Notice of Termination” means a written notice that (i) indicates the specific termination provision in the Plan relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

1.16	“Independent Fiduciary” means the person or persons designated as such in Section 6.8 of the Plan.

1.17	“Rabbi Trust” means a trust or sub-trust established pursuant to Section 4.4 of the Plan.

ARTICLE TWO

Purpose of Plan

2.1	The purpose of this Plan is to provide supplemental retirement benefits on an unfunded basis to certain highly compensated employees.

ARTICLE THREE

Eligibility and Vesting

3.1	All Employees shall be eligible to participate in this Plan. The Benefit Plans Committee has full discretionary authority to add or delete individuals from participation in this Plan by amending Appendix A, B or C. If an individual’s name is removed from Appendix A, B or C, such individual shall have no rights to benefits under this Plan except for those benefits that have vested as of the date of removal or that will vest in the future, including benefits that will vest pursuant to the last paragraph of Section 4.2.

(a)	Plan benefits that a participant has accrued through December 31, 2002 shall vest pursuant to the same vesting schedule and vesting terms and conditions as are in effect from time to time under the Funded Plan.

(b)	An individual who is a Plan participant as of December 31, 2002 shall not vest in any Plan benefit that is earned after December 31, 2002 until the earliest of the following dates: (i) the date that the participant attains age 55, assuming continued employment by Gannett to such age, and is fully vested under the Funded Plan (i.e., the participant completes 5 years of service under the Funded Plan); or (ii) the date that the participant has completed 25 years of service with Gannett (such service to be calculated pursuant to the terms of the Funded Plan). At the time of such vesting, all benefits that have accrued after December 31, 2002 shall be deemed vested.

(c)	Additionally, any individual who becomes a Plan participant on or after January 1, 2003 shall not vest in any Plan benefit until the earliest of the following dates: (i) the date that the participant attains age 55, assuming continued employment by Gannett to such age, and is fully vested under the Funded Plan; or (ii) the date that the participant has completed 25 years of service with Gannett (such service to be calculated pursuant to the terms of the Funded Plan). At the time of such vesting, all benefits that have accrued to the participant shall be deemed vested.

(d)	In applying these rules and for purposes of calculating the Plan benefit that a participant has accrued through December 31, 2002, in the event that a participant vests in the benefit he has accrued as of December 31, 2002 but does not vest in any further Plan benefit, the maximum Plan benefit payable to the participant shall not exceed his benefit calculated under Article Four as of December 31, 2002, taking into account service and compensation through that date and not thereafter.

ARTICLE FOUR

Benefits

4.1	The Company shall pay the benefits due under this Plan commencing within 30 days of retirement, disability, death or any other event that entitles an Employee or the Employee’s beneficiary to receive benefits under the Funded Plan. Notwithstanding the foregoing, no benefits shall commence prior to the date an Employee attains or would have attained Early Retirement Age under the Funded Plan.

4.2	The benefit payable under this Plan is determined by (i) calculating the Employee’s Monthly Benefit and (ii) subtracting from such monthly amount the actual benefit to which the Employee is entitled under the Funded Plan. For purposes of calculating the offset under subsection (ii), if the Employee’s benefit is determined under Article VIA of the Funded Plan, it shall be converted to an actuarially equivalent single life annuity, determined as follows:

•	For those Employees who retire directly from active employment on or after their earliest Early Retirement Date, the Employee’s benefit under the Funded Plan shall be converted to a single life annuity payable immediately at the Employee’s retirement date.

•	For deferred vested Employees, the Employee’s benefit under the Funded Plan shall be converted to a single life annuity payable at age 65.

To the extent that the amount of an Employee’s monthly benefit under the Funded Plan is increased or decreased (due, e.g., to a change in the Code Section 401(a)(17) or 415 limits or otherwise), the amount payable from this Plan shall increase or decrease accordingly.

Notwithstanding the foregoing, an Employee’s monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of his or her service with Army Times, Asbury Park, Multimedia or their related businesses prior to the date that the Employee transfers to the Company’s Corporate Payroll.

Except for those Employees who participated in the Central Newspapers, Inc. Unfunded Supplemental Retirement Plan (the “CNI SERP”), an Employee’s monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of the Employee’s service or compensation earned before August 1, 2000 with Central Newspapers, Inc., or any entity that was a member of such company’s controlled group before such date. For those Employees who participated in the CNI SERP, the monthly benefit calculations under subsections (i) or (ii) above shall not take into account any of the Employee’s service or compensation prior to January 1, 1994.

If an Employee leaves the Company’s Corporate Payroll, no further benefits shall accrue under this Plan, provided that service within the Company’s controlled group will count for purposes of determining the vested portion of the benefit accrued to the date an Employee leaves the Company’s Corporate Payroll.

4.3	The benefit payable under this Plan shall be payable in the same form as the form in which benefits are payable to the Employee under the Funded Plan, except that benefits under this Plan shall not be payable in the form of a “lump sum” distribution. If no timely election is made, or a timely election is not possible at the time benefits become payable (e.g., due to the death of a contingent annuitant or a change in marital status), the benefit payable to a single Employee will be paid in the form of a single life annuity and the benefit payable to a married Employee will be paid in the form of a joint and 100 percent spousal survivor annuity. In the case of a contingent annuitant annuity or any option other than a life-only annuity, the amount of the benefit shall be actuarially reduced to reflect that form of payment.

If an Employee’s benefit commences prior to his or her Normal Retirement Date, the benefit from this Plan shall be reduced in the same manner as provided for in the Funded Plan. If an Employee dies after becoming vested but before the Employee’s benefit commences, a spouse, if surviving, shall be entitled to receive a monthly lifetime benefit equal to the benefit that would have been received had the Employee terminated employment on his or her date of death and retired on the first day of the month on or following the later of the Employee’s date of death or the date that would have been the Employee’s earliest Early Retirement Date, and elected a 100 percent spousal survivor annuity, and then died.

Any actuarial adjustments required with respect to benefits payable under this Plan shall be accomplished by reference to the actuarial assumptions used in the Funded Plan.

Effective as of January 1, 2002, the CNI SERP shall be merged into this Plan and the CNI SERP shall have no independent existence apart from this Plan. Any benefit paid under this Plan to an Employee who accrued a benefit under the CNI SERP shall be in lieu of and in complete satisfaction of any benefit under the CNI SERP. Notwithstanding any provision in this Plan to the contrary, the following provisions apply to an Employee who had accrued a benefit under the CNI SERP, but only with respect to such benefit the

Participant had accrued as of January 1, 2002 and disregarding all service and compensation earned after that date:

•	The benefit that the Employee had accrued under the CNI SERP as of January 1, 2002 shall be paid in the form of a lump sum distribution or such other form that the Employee had elected under the CNI SERP within the first 30 days of becoming eligible to participate in such plan. Such distribution shall commence at the time specified under the terms of the CNI SERP, provided that it shall not commence before the Employee attains Early Retirement Age under the Funded Plan. Such benefit shall offset any benefit payable under this Plan.

•	In lieu of the death benefit described in Section 4.3 of this Plan, an Employee shall be entitled to the death benefit provided in Section 3.01 of the CNI SERP with respect to the benefit that the Employee had accrued under the CNI SERP as of January 1, 2002. Such benefit shall be calculated and paid consistent with the terms set forth in the CNI SERP and the grandfathered CNI Plan provisions set forth in the Funded Plan’s Appendix. Such benefit shall offset any benefit payable under this Plan.

4.4	The benefits payable under this Plan shall be paid by the Company each year out of assets which at all times shall be subject to the claims of the Company’s creditors. The Company may in its discretion establish a Rabbi Trust in which to place assets from which such benefits are to be paid on behalf of all or some Employees, as determined by the Committee in its sole discretion, but neither the creation of such trust nor the transfer of funds to such trust shall render such assets unavailable to settle the claims of the Company’s creditors. Such Rabbi Trust may be a sub-trust maintained as a separate account within a larger trust meeting the requirements of this provision that is also used to pay benefits under other Company-sponsored unfunded nonqualified plans.

Notwithstanding the establishment of a Rabbi Trust, the Company intends this Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. In addition, despite the existence of this Plan or an associated Rabbi Trust to pay promised benefits, Employees have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise to make benefit payments in the future.

ARTICLE FIVE

Change in Control Benefits

5.1	If a Change in Control occurs, each Employee who is participating in the Plan on the date of the Change in Control shall be entitled to continue participating in the Plan following the Change in Control until he or she ceases to be an Employee (without regard to the requirement in clause (3) of Section 1.7 that an Employee be designated by the Committee) or the Plan is terminated pursuant to Article

Seven. Such an Employee may not be deleted from participation in the Plan pursuant to Section 3.1 or any other provision of the Plan. No new persons may be designated as eligible to participate in the Plan on or after a Change in Control.

5.2	If a Change in Control occurs, each Employee who is participating in the Plan on the date of the Change in Control shall vest in full in his or her accrued benefit under the Plan, to the extent not already vested, immediately upon the subsequent termination of the Employee’s employment prior to the second anniversary of the Change in Control, unless such termination is (i) because of the Employee’s death or disability (as determined under the Company’s Long Term Disability Plan as in effect immediately prior to the Change in Control), (ii) by the Company or its affiliate for Cause, or (iii) by the Employee other than for Good Reason. Benefits that vest on an accelerated basis under this provision shall be paid at the time and in the form provided under Sections 4.1 and 4.3 (subject to the provisions of the Company’s Transitional Compensation Plan, to the extent applicable).

5.3	Anything in the Plan to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Company terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of any third party participating in or causing the Change in Control or (ii) otherwise arose in connection with, in relation to, or in anticipation of a Change in Control, then the Employee shall be entitled to such benefits under the Plan as though the Employee had terminated his or her employment for Good Reason on the day after the Change in Control.

5.4	Any termination by the Company, or by the Employee for Good Reason, shall be communicated by Notice of Termination that meets the requirements of Section 1.15.

5.5	If there is any dispute between the Company and an Employee (i) in the event of any termination of the Employee’s employment by the Company, as to whether such termination was for Cause, or (b) in the event of any termination of employment by the Employee, as to whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or that the determination by the Employee of the existence of Good Reason was not made in good faith, the Company shall provide all benefits to the Employee that the Company would be required to provide pursuant to the Plan as though such termination were by the Company without Cause or by the Employee with Good Reason; provided, however, that the Company shall not be required to pay to an Employee or beneficiary any disputed amount except upon receipt of a written undertaking by or on behalf of the Employee or beneficiary to repay all such amounts to which the Employee or beneficiary is ultimately adjudged by such court not to be entitled.

5.6	If, with respect to any alleged failure by the Company to comply with any of the terms of this Plan following a Change in Control, other than any alleged failure relating to a matter within the control of the Independent Fiduciary and with respect to which the Company is acting pursuant to a determination or direction of the Independent Fiduciary, an Employee or beneficiary in good faith hires legal counsel or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, obtain benefits promised under or recover damages for breach of the terms of this Plan, then, regardless of the outcome, the Company shall pay, as they are incurred, the Employee’s or beneficiary’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to the Employee or beneficiary equal such fees and disbursements.

5.7	If a Change in Control occurs, the Company shall make mandatory contributions to a Rabbi Trust established pursuant to Section 4.4, to the extent required by the provisions of such Rabbi Trust.

ARTICLE SIX

Administration

6.1	This Plan shall be administered by the Committee which shall possess all powers necessary to administer the Plan, including but not limited to the sole discretion to interpret the Plan and to determine eligibility for benefits, and the power to delegate its authority to one or more persons.

6.2	The Committee shall cause the benefits due each Employee from this Plan to be paid by the Company and/or trustee accordingly.

6.3	The Committee shall inform each Employee of any elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

6.4	The decisions made by, and the actions taken by, the Committee in the administration of this Plan shall be final and conclusive on all persons.

6.5	Notwithstanding the foregoing, following a Change in Control, the Plan shall be administered by the Independent Fiduciary. The Independent Fiduciary shall assume the following powers and responsibilities from the Committee, the Board and the Company:

(i)	The Independent Fiduciary shall assume all powers and responsibilities assigned to the Committee in the foregoing provisions of this Article Six and any other provisions of the Plan, including, without limitation, the sole power and discretion to:

(A)	determine all questions arising in the administration and interpretation of the Plan, including factual questions and questions of eligibility to participate and eligibility for benefits;

(B)	adjudicate disputes and claims for benefits;

(C)	adopt rules relating to the administration of the Plan;

(D)	determine the amount, timing and form of benefit payments;

(E)	direct the Company and the trustee of the Rabbi Trust on matters relating to benefit payments;

(F)	engage actuaries, attorneys, accountants and other professional advisors (whose fees shall be paid by the Company), to assist it in performing its responsibilities under the Plan; and

(G)	delegate to one or more persons selected by it, including outside vendors, responsibility for fulfilling some or all of its responsibilities under the Plan.

(ii)	The Independent Fiduciary shall have the sole power and discretion to (A) direct the investment of assets held in the Rabbi Trust, including the authority to appoint one or more investment managers to manage any such assets, and (B) remove the trustee of the Rabbi Trust and appoint a successor trustee in accordance with the terms of the trust agreement.

6.6	Notwithstanding any provision of the Plan to the contrary, following a Change of Control:

(i)	Any act, determination or decision of the Company (including its Board or any committee of its Board) with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company. Furthermore, following a Change in Control, any decision by the Company shall not be final and binding on an Employee. Instead, following a Change in Control, if an Employee disputes a decision of the Company relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review.

(ii)	Any act, determination or decision of the Independent Fiduciary with regard to the administration, interpretation and application of the Plan shall be final, binding, and conclusive on all parties.

6.7	Following a Change in Control, the Company shall cooperate with the Independent Fiduciary as may be necessary to enable the Independent Fiduciary to carry out its powers and responsibilities under the Plan and Rabbi Trust, including, without limitation, by promptly furnishing all information relating to Employees’ benefits as the Independent Fiduciary may reasonably request.

6.8	The Independent Fiduciary responsible for the administration of the Plan following a Change in Control shall be a committee composed of the individuals who constituted the Company’s Benefit Plans Committee immediately prior to the Change in Control and the Company’s chief executive officer immediately prior to the Change in Control.

If, following a Change in Control, any individual serving on such committee resigns, dies or becomes disabled, the remaining members of the committee shall continue to serve as the committee without interruption. A successor member shall be required only if there are less than three remaining members on the committee. If a successor member is required, the successor shall be an individual appointed by the remaining member or members of the committee who (i) is eligible to be paid benefits from the assets of the Rabbi Trust or the larger trust of which it is a part and (ii) agrees to serve on such committee.

If at any time there are no remaining members on the committee (including any successor members appointed to the committee following the Change in Control), the Trustee shall promptly submit the appointment of the successor member or members to an arbiter, the costs of which shall be borne fully by the Company, to be decided in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect. The arbiter shall appoint three successor members to the committee who each meet the criteria for membership set forth above. Following such appointments by the arbiter, such successor members shall appoint any future successor members to the committee to the extent required above (i.e., if, at any time, there are less than three remaining members on the committee) and subject to the criteria set forth above.

If one or more successor members are required and there are no individuals remaining who satisfy the criteria for membership on the committee, the remaining committee members or, if none, the Trustee, shall promptly submit the appointment of the successor member or members to an arbiter, and the Company shall bear the costs of arbitration, as provided for in the preceding paragraph.

6.9	Except in the case of willful misconduct, no member of the Committee, person acting as the Independent Fiduciary, or employee or director of the Company shall be personally liable for any act done or omitted to be done by such person in connection with the operation and administration of this Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Committee, each person acting as the Independent Fiduciary, and each employee and director of the Company, both past and present, to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.

6.10	The Committee shall maintain procedures with respect to the filing of claims for benefits under the Plan, which shall provide for the following:

(i)	Any Employee or beneficiary (hereinafter called “claimant”) whose claim for benefits under the Plan is denied shall receive written notice of such denial. The notice shall set forth:

(A)	the specific reasons for the denial of the claim;

(B)	a reference to the specific provisions of the Plan on which the denial is based;

(C)	any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary; and

(D)	a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following a denial on review.

Such notice shall be furnished to the claimant within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the claimant before the end of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(ii)	Every claimant whose claim for benefits under the Plan is denied in whole or in part by the Committee shall have the right to request a review of the denial. Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial. The review shall be conducted by the Committee.

(iii)	At any hearing of the Committee to review the denial of a claim, the claimant, in person or by duly authorized representative, shall have reasonable notice, shall have an opportunity to be present and be heard, may submit written comments, documents, records and other information relating to the claim, and may review documents, records and other information relevant to the claim under the applicable standards under

ERISA. The Committee shall render its decision as soon as practicable. Ordinarily decisions shall be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or other special circumstances require additional processing time, the decision shall be rendered as soon as possible, but not later than 120 days following receipt of the request for review. If additional processing time is required, the Committee shall provide the claimant with written notice thereof, which shall indicate the special circumstances requiring the additional time and the date by which the Committee expects to render a decision. If the Committee denies the claim on review, it shall provide the claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the claimant’s right to reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the claimant’s right to bring a civil action under ERISA. The Committee’s decision shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

Notwithstanding the foregoing, following a Change in Control, the Independent Fiduciary shall be responsible for deciding claims and appeals pursuant to the procedures described above. Any decision on a claim by the Independent Fiduciary shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

ARTICLE SEVEN

Amendment and Termination

7.1	While the Company intends to maintain this Plan for as long as necessary, the Board, or a committee of the Board acting on its behalf, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate.

7.2	Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan.

ARTICLE EIGHT

Miscellaneous

8.1	Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

8.2	An Employee’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary or contingent annuitant.

8.3	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.4	To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Illinois without regard to the conflict of laws principles thereof.

APPENDIX A
List of Participants

Date Participant Commenced
Name	Participating in the Plan

APPENDIX B
List of Participants

Date Participant Commenced
Name	Participating in the Plan

APPENDIX C
List of Participants

Date Participant Commenced
Name	Participating in the Plan

Exhibit A

Benefit Formula for Certain CNI Employees

     For an Employee who formerly participated in the CNI Plan and whose benefit under the Funded Plan is calculated using a grandfathered CNI Plan pension formula set forth in the Appendix to the Funded Plan, “Monthly Benefit” shall equal:

the Company-provided monthly benefit that such Participant is entitled to receive under the provisions of the Funded Plan in effect with respect to that Participant on the date of his termination of employment (assuming his benefit payments under the Funded Plan are determined without regard to the limitations contained in Section 401(a)(17) and Section 415 of the Code and, after January 1, 2002, taking into account salary and bonuses the Employee defers under the Gannett Co., Inc. Deferred Compensation Plan) and based solely on his creditable service on and after the January 1, 1994.

     When calculating the Funded Plan offset to the Employee’s Monthly Benefit as set forth in subsection (ii) of Section 4.2, such offset shall equal:

the Company-provided monthly benefit that such Participant is entitled to receive under the provisions of the Funded Plan in effect with respect to that Participant on the date of his termination of employment (assuming his benefit payments under the Funded Plan commence on the date benefits commence hereunder) and based solely on his creditable service on and after the January 1, 1994.

     To the extent applicable, for purposes of calculating an Employee’s Company-provided Monthly Benefit and the offset set forth above, the Employee shall be deemed to have made the maximum voluntary non-deductible contributions for periods after January 1, 1994 under the Funded Plan (determined without regard to the limitations contained in Section 401(a)(17) and Section 415 of the Code) for purposes of calculating the Employee’s Monthly Benefit) and to have elected to receive as of the date his benefit payments commence a refund of his deemed and actual voluntary non-deductible contributions for periods after January 1, 1994 plus interest, thereby resulting in the cancellation of his deemed and actual supplemental credits earned under the Funded Plan for periods after January 1, 1994.